EXHIBIT 21

List of Subsidiaries as at December 31, 2012

Each of the following subsidiaries is wholly-owned by the Registrant.

Legend International Holdings Limited*

Legend Diamonds Pty Ltd*

Teutonic Minerals Pty Ltd*

Alexya Pty Ltd

Paradise Phosphate Limited

* These entities are inactive.

Each of the following subsidiaries is partly-owned by the Registrant.

Merlin Diamonds Limited (41.95%)

Striker Diamonds Pty Ltd*

Merlin Operations Pty Ltd*

* Wholly owned subsidiaries of Merlin Diamonds Limited.